As filed with the Securities and Exchange Commission on August 23, 2000
                                         Registration Statement No. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                 WORLDCOM, INC.
             (Exact name of registrant as specified in its charter)

                   GEORGIA                                 58-1521612
        (State or other jurisdiction                    (I.R.S. Employer
      of incorporation or organization)                Identification No.)

                            500 Clinton Center Drive
                           Clinton, Mississippi 39056
                                 (601) 460-5600
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

   Stock Option Agreements dated as of January 15, 1991 and December 14, 1995
                            (Full Title of the Plan)

                               P. Bruce Borghardt
                                 WorldCom, Inc.
                         10777 Sunset Office, Suite 330
                            St. Louis, Missouri 63127
                                 (314) 909-4100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ---------------------


                         CALCULATION OF REGISTRATION FEE


===================================== =================== ======================= ======================== =================

Title of securities to be registered     Amount to be        Proposed maximum        Proposed maximum         Amount of
                                          registered        offering price per      aggregate offering     registration fee
                                                                 share(1)                price (1)

------------------------------------- ------------------- ----------------------- ------------------------ -----------------
Common Stock,  $0.01 par value,  and    22,312 shares(3)          $35.60               $794,393.76              $210
associated  preferred stock purchase
rights(2)

------------------------------------- ------------------- ----------------------- ------------------------ -----------------

                             ----------------------


(1) Computed pursuant to Rule 457(h) solely for the purpose of determining the registration fee. Proposed maximum offering price represents the weighted average price per share based on the exercise price of stock options issued under the Plan.

(2) Each share of Common Stock also represents one preferred stock purchase right. Preferred stock purchase rights cannot trade separately from the underlying Common Stock and, therefore, do not carry a separate price or necessitate an additional fee.

(3) This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to antidilution provisions.


                             ----------------------
                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by the Company (formerly Resurgens Communications Group, Inc. ("Resurgens")) under File No. 000-11258 (formerly File No. 1-10415, in the case of Resurgens) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference and shall be deemed to be a part hereof.

     1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     2. Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000 and June 30, 2000;

     3. Our Current Reports on Form 8-K-1 dated April 11, 2000 (filed April 11, 2000), Form 8-K-2 dated April 11, 2000 (filed April 11, 2000),
          Form 8-K dated May 16, 2000 (filed May 16, 2000), Form 8-K dated May 19, 2000 (filed May 22, 2000), Form 8-K dated May 31, 2000 (filed June 12, 2000) and Form 8-K dated July 13, 2000 (filed July 13, 2000);

     4. The description of our common stock set forth in Resurgens' Registration Statement on Form 8-A dated December 12, 1989 (File No. 1-10415), as updated by the descriptions contained in our Registration Statement on Form S-4 (File No. 333-16015), as declared effective by the Securities and Exchange Commission on November 14, 1996, which includes the Joint Proxy Statement/Prospectus dated November 14, 1996 with respect to our Special Meeting of Shareholders held on December 20, 1996, under the following captions: "Description of WorldCom
          Capital Stock" and "Comparative Rights of Shareholders" and by the descriptions contained in our Proxy Statement dated April 23, 1999 under the following captions: "Approval of Amendment to Second Amended and Restated Articles of Incorporation, as Amended, To Increase Authorized Shares of Common Stock" and "Future Proposals of Security Holders;"

     5. The description of the Company's rights to acquire preferred stock set forth in our Registration Statement on Form 8-A dated August 26, 1996, as updated by our Current Report on Form 8-K dated May 22, 1997 (filed June 6, 1997); and

     6. The description of the Company's Series B Convertible Preferred Stock contained in the Company's Registration Statement on Form 8-A dated November 13, 1996.

     All documents filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement or the prospectus.

ITEM 4:  DESCRIPTION OF SECURITIES

Not Applicable.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the "GBCC") provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director, provided, however, that the

Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, receiving from any transaction an improper personal benefit, or voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 of the GBCC. Section 14-2-202(b)(4) also does not eliminate or limit the rights of the Company or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

     The provisions of Article Ten of the Company's Second Amended and Restated Articles of Incorporation, as amended, are similar in all substantive respects to those contained in Section 14-2-202(b)(4) of the GBCC as outlined above. Article Ten further provides that the liability of directors of the Company shall be limited to the fullest extent permitted by amendments to Georgia law.

     Sections 14-2-850 to 14-2-859, inclusive, of the GBCC govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the GBCC permits indemnification of a director of the Company for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of the Company) in which he or she is made a party by reason of being a director of the Company and of directors who, at the request of the Company, act as directors, officers, partners, trustees, employees or agents of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Section permits indemnification if the director acted in good faith and reasonably believed (a) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (b) in all other cases other than a criminal proceeding that such conduct was at least not opposed to the best interests of the corporation, and
(c) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

     A Georgia  corporation may not indemnify a director under Section 14-2-851:
(1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or (2) in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit.

     Prior to indemnifying a director under Section 14-2-851 of the GBCC, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (1) a majority vote of a quorum consisting of disinterested directors; (2) a duly designated committee of disinterested directors; (3) duly selected special legal counsel; or (4) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

     Section 14-2-856 of the GBCC provides that a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the GBCC and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the GBCC provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of the Company, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

     The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the GBCC, or (4) for any transaction in which the director obtained an improper personal benefit.

     Section 14-2-857 of the GBCC provides that an officer of the Company (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, subject to the same limitations as described above. In addition, the Company may, as provided by either the Company's Second Amended and Restated Articles of Incorporation, as amended, the Company's Restated Bylaws, general or specific actions by its board of directors, or by contract, indemnify and advance expenses to an officer, employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

     The indemnification provisions of Article X of the Company's Restated Bylaws and Article Twelve of the Company's Second Amended and Restated Articles of Incorporation, as amended, are consistent with the foregoing provisions of the GBCC. However, the Company's Second Amended and Restated Articles of Incorporation, as amended, prohibit indemnification of a director who did not believe in good faith that his or her actions were in, or not opposed to, the Company's best interests, or to have improperly received a personal benefit, or in the case of a criminal proceeding, if such director had reasonable cause to believe his or her conduct was unlawful, or in the case of a proceeding by or in the right of the Company, in which such director was adjudged liable to the Company, unless a court shall determine that the director is fairly and reasonably entitled to indemnification in view of all the circumstances. The Company's Restated Bylaws extend the indemnification available to officers under the GBCC to employees and agents.

ITEM 8.  EXHIBITS.

     See Exhibit Index.


ITEM 9.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
          Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, State of Mississippi, on August 23, 2000.

                                        WORLDCOM, Inc.

                                        By:   /s/ Scott D. Sullivan
                                              ---------------------------------
                                              Scott D. Sullivan
                                              Chief Financial Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Bernard J. Ebbers and Scott D. Sullivan, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                            Title                                    Date
           ---------                            -----                                    ----

                                      Director
--------------------------------
   Clifford L. Alexander, Jr.

   /s/ James C. Allen                 Director                                    August 23, 2000
--------------------------------
   James C. Allen

   /s/ Judith Areen                   Director                                    August 23, 2000
--------------------------------
   Judith Areen

                                      Director
--------------------------------
   Carl J. Aycock

   /s/ Max E. Bobbitt                 Director                                    August 23, 2000
--------------------------------
   Max E. Bobbitt

   /s/ Bernard J. Ebbers              Director, President and                     August 23, 2000
--------------------------------
   Bernard J. Ebbers                  Chief Executive Officer
                                      (Principal Executive Officer)

   /s/ Francesco Galesi               Director                                    August 23, 2000
--------------------------------
   Francesco Galesi

   /s/ Stiles A. Kellett, Jr.         Director                                    August 23, 2000
--------------------------------
   Stiles A. Kellett, Jr.

   /s/ Gordon S. Macklin              Director                                    August 23, 2000
--------------------------------
   Gordon S. Macklin

   /s/ John A. Porter                 Director                                    August 23, 2000
--------------------------------
   John A. Porter


   /s/ Bert C. Roberts, Jr.           Director                                    August 23, 2000
--------------------------------
   Bert C. Roberts, Jr.

   /s/ John W. Sidgmore               Vice Chairman of the Board and Director     August 23, 2000
--------------------------------
   John W. Sidgmore

   /s/ Scott D. Sullivan              Director and Chief Financial                August 23, 2000
--------------------------------
   Scott D. Sullivan                  Officer (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)

   /s/ Lawrence C. Tucker             Director                                    August 23, 2000
--------------------------------
   Lawrence C. Tucker


                                  EXHIBIT INDEX

Exhibit Number      Description

4.1 Second Amended and Restated Articles of Incorporation of WorldCom, Inc. (including preferred stock designations), as amended as of May 1, 2000 (incorporated herein by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q dated March 31, 2000 (filed May 15, 2000) (File No. 0-11258))

4.2 Restated Bylaws of WorldCom, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated September 14, 1998 (filed September 29, 1998) (File No. 0-11258))

4.3 Rights Agreement dated as of August 25, 1996, between the Company and The Bank of New York, which includes the form of Certificate of Designations, setting forth the terms of the Series 3 Junior Participating Preferred Stock, par value $.01 per share, as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Preferred Stock Purchase Rights as Exhibit C (incorporated herein by reference to Exhibit 4 to the Current Report on Form 8-K dated August 26, 1996 (as amended on Form 8-K/A filed August 31, 1996) filed by the Company with the Securities and Exchange Commission on August 26, 1996 (as amended on Form 8-K/A filed on August 31, 1996) (File No. 0- 11258))

4.4 Amendment No. 1 to Rights Agreement dated as of May 22, 1997, by and between WorldCom, Inc. and The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K dated May 22, 1997 (filed June 5, 1997) (File No. 0-11258))

5.1 Opinion of Counsel as to the legality of the securities to be issued

23.1                Consent of Arthur Andersen LLP

23.2                Consent of KPMG LLP

23.3                Consent of Counsel (included in Exhibit 5.1)

24.1                Power of Attorney (included in Signature Pages)